Exhibit 99.1

Selective Insurance Names Mark Wilcox Chief Financial Officer

BRANCHVILLE, N.J., October 31, 2016 -- Selective Insurance Group, Inc. (NASDAQ: SIGI) today announced the appointment of Mark A. Wilcox as Executive Vice President and Chief Financial Officer, effective January 1, 2017. Mr. Wilcox currently serves as Senior Vice President, Corporate Controller and Chief Accounting Officer of RenaissanceRe Holdings Ltd., and is responsible for accounting policy, internal, external, and regulatory financial reporting, budgeting, global tax, global actuarial, and investor relations.

Mr. Wilcox is a certified public accountant, chartered professional accountant, and a chartered financial analyst. Mr. Wilcox succeeds Dale A. Thatcher, who retired after 16 years as Selective’s CFO on September 1, 2016.

Selective’s Chairman and CEO, Gregory E. Murphy stated, “Mark is a highly regarded global financial executive, and we are delighted he will be joining our organization. He has the wide range of insurance experience essential to Selective. He has been involved in all aspects of RenaissanceRe’s global financial operations, including financial reporting and control, investments, treasury, capital management, tax planning, and investor and rating agency relations.”

Mr. Wilcox said, “I am very pleased to join Greg Murphy, John Marchioni, and the tremendous team at Selective. I have long admired and respected Selective’s successful ability to balance rate and growth. I look forward to being active in the primary insurance market and helping Selective continue its success.”

Mr. Wilcox previously held senior financial positions at PriceWaterhouseCoopers LLP and Bank of America Corporation. He holds an MBA from Georgetown University, a BS from the University of South Florida, and a certificate from Oxford University’s Graduate Program in International Management.

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for 10 property and casualty insurance companies rated "A" (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.Selective.com.

Investor Contact:	Media Contact:
Rohan Pai	Jamie Beal
973-948-1364	973-948-1234
rohan.pai@Selective.com	jamie.beal@Selective.com

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

www.Selective.com